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                                                                    EXHIBIT 11.1

                       YIELDUP INTERNATIONAL CORPORATION

        STATEMENT REGARDING COMPUTATION OF PRO FORMA NET LOSS PER SHARE

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
                                                                     YEAR ENDED       YEAR ENDED
                                                                    DECEMBER 31,     DECEMBER 31,
                                                                        1996             1995
                                                                    ------------     ------------
Net loss..........................................................  $ (3,374,035)    $ (1,830,023)
                                                                     ===========      ===========
  Weighted average number of common and common equivalent shares used in computations:
     Common stock.................................................     3,406,395        1,950,272
                                                                     -----------      -----------
       Subtotal...................................................     3,406,395        1,950,272
                                                                     -----------      -----------
Number of Class A common shares, preferred shares and stock
  options and warrants in accordance with SAB No. 83..............            --          102,360
                                                                     -----------      -----------
  Shares used in per share computation............................     3,406,395        2,052,632
                                                                     ===========      ===========
Pro forma net loss per share......................................  $      (0.99)    $      (0.89)
                                                                     ===========      ===========
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